Exhibit 99.1

Hampden Bancorp, Inc. Reports Year End Results, Announces Date of Annual Meeting of Shareholders, and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--August 2, 2011--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2011.

The Company had net income for the three months ended June 30, 2011 of $27,000, or $0.00 per fully diluted share, as compared to $622,000, or $0.09 per fully diluted share, for the same period in 2010. The decrease in net income was primarily due to an increase in the provision for loan losses of $400,000, or 133.3%, for the three month period ended June 30, 2011 compared to the three month period ended June 30, 2010. The increase in the provision for loan losses is due to increases in non-accrual loans, increases in impaired loans, and general economic conditions. Additionally, the Company had a decrease in net interest income of $135,000 for the three months ended June 30, 2011 compared to the three months ended June 30, 2010. There was a decrease in interest and dividend income, including fees, of $635,000, or 9.3%, for the three months ended June 30, 2011 compared to the three months ended June 30, 2010. This decrease in interest income was mainly due to a decrease in loan income of $499,000 and a decrease in debt securities income of $146,000. For the three month period ended June 30, 2011, interest expense decreased by $500,000, or 22.3%, compared to the three month period ended June 30, 2010. This decrease in interest expense was due to a decrease in deposit interest expense of $383,000 and a decrease in borrowing interest expense of $117,000. There was a decrease in the rates of deposits and a decrease in the average balance of borrowed funds due to the Company paying off some higher rate borrowings. Our combined federal and state effective tax rate was 32.5% for the three months ended June 30, 2011 compared to 30.3% for the same period in 2010.

The Company had net income for the twelve months ended June 30, 2011 of $1.3 million, or $0.21 per fully diluted share, as compared to a net loss of $353,000, or $(0.05) per basic and fully diluted share, for the same period in 2010. The reason for the increase in net income was due to a decrease in the provision for loan losses of $2.4 million, or 56.2%, for the year ended June 30, 2011 compared to the year ended June 30, 2010. Also, for the year ended June 30, 2011, interest expense decreased by $2.1 million, or 21.7%, compared to the year ended June 30, 2010. This decrease in interest expense was due to a decrease in deposit interest expense of $1.5 million and a decrease in borrowing interest expense of $576,000 for the year ended June 30, 2011 compared to the year ended June 30, 2010 resulting, in part, from the Company paying off some higher rate borrowings. There was a decrease in interest and dividend income, including fees, of $2.0 million, or 7.3%, for the year ended June 30, 2011 compared to the twelve months ended June 30, 2010. This decrease in interest income was mainly due to a decrease in loan income of $1.1 million and a decrease in debt securities income of $909,000 for the year ended June 30, 2011 compared to the year ended June 30, 2010. For the year ended June 30, 2011, the Company had a gain on the sales/write-downs of securities and loans, net, of $375,000 compared to $181,000 for the year ended June 30, 2010. The $375,000 gain for the year ended June 30, 2011 consisted of a $452,000 gain on the sale of loans, a $58,000 other-than-temporary-impairment charge on equity securities and a $19,000 loss on the sale of securities.

The Company’s total assets decreased $12.3 million, or 2.1%, from $585.6 million at June 30, 2010 to $573.3 million at June 30, 2011. Net loans, including loans held for sale, decreased $15.4 million, or 3.7%, to $398.1 million at June 30, 2011, while securities increased $540,000, or 0.5%, to $111.9 million as of June 30, 2011 compared to June 30, 2010. Cash and cash equivalents increased $1.1 million, or 3.7%, to $31.1 million at June 30, 2011.

Non-performing assets totaled $7.5 million or 1.30% of total assets, at June 30, 2011 compared to $6.6 million, or 1.13% of total assets, at June 30, 2010. Total non-performing assets included $6.2 million of non-performing loans and $1.3 million of other real estate owned. From June 30, 2010 to June 30, 2011, commercial real estate non-performing loans have increased $519,000 and commercial non-performing loans have increased $430,000. A partial offset to these increases was a decrease in residential mortgage non-performing loans of $128,000 and a decrease in consumer, including home equity, non-performing loans of $298,000. However, residential mortgage delinquent loans 30 to 89 days past due increased $743,000 from June 30, 2010 to June 30, 2011. Impaired loans totaled $20.6 million as of June 30, 2011. The Company has established $595,000 in specific reserves for impaired loans. Management believes that a 1.37% allowance for loan losses to total loans ratio is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio decreased from 110.93% at June 30, 2010 to 88.06% at June 30, 2011. The reason for the decrease in this ratio is due to the Company charging off $2.8 million of impaired loans in the twelve months ending June 30, 2011.

Deposits decreased $2.8 million, or 0.7%, to $417.3 million at June 30, 2011 from $420.1 million at June 30, 2010. Certificates of deposits decreased $19.4 million. Demand deposits increased $8.1 million, money market accounts increased $5.1 million, savings accounts increased $2.8 million and NOW accounts increased $641,000.

Short-term borrowings, including repurchase agreements, increased $427,000, or 6.3%, to $7.2 million at June 30, 2011 from $6.8 million at June 30, 2010. Long-term debt decreased $10.7 million, or 18.4%, to $47.5 million at June 30, 2011 from $58.2 million at June 30, 2010.

Stockholders’ equity decreased $1.3 million, or 1.3%, to $93.5 million at June 30, 2011 from $94.8 million at June 30, 2010. The Company repurchased 289,430 shares of Company stock for $2.9 million, at an average price of $10.11 per share, in the year ended June 30, 2011 pursuant to the Company’s third Stock Repurchase Program announced in June 2010. The Company purchased 10,500 shares of Company stock, at $9.95 per share, from Hampden Bank Charitable Foundation in the first quarter of fiscal 2011. In addition the Company repurchased 18,345 shares of Company stock, at an average price of $12.17 per share, in the third quarter of fiscal 2011 in connection with the vesting of the restricted stock grants as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations. Our ratio of capital to total assets increased slightly to 16.3% at June 30, 2011 compared to 16.2% at June 30, 2010.

On December 22, 2010, the Company announced that its Board of Directors authorized a fourth stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 339,170 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its fourth stock repurchase program immediately upon the completion of its third repurchase program, announced on June 2, 2010. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

Thomas R. Burton, President and CEO stated, “2011 saw a significant improvement in net income over last year due primarily to a decline in the provision for loan losses and a general improvement in the performance of the loan portfolio. However the current quarter results were disappointing in comparison to past quarters due in part to a higher provision for loan losses and a continued compressed net interest margin due primarily to low loan volumes, particularly in commercial lending. Commercial loan volume continues to lag projections; however, we are encouraged that backlogs of commercial loans in the approval to closing process are increasing for the first time in several years. In addition, we have seen a decline in delinquent loans over the past few quarters and watch list loans appear to have stabilized. Assuming these trends continue and along with our strong capital base and liquidity levels, we should be well positioned for improved performance as the economy continues to advance.”

The Company announced that its 2011 annual meeting of shareholders will be held on Tuesday, November 1, 2011 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA. The record date for shareholders entitled to vote at the meeting will be September 16, 2011.

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on August 31, 2011, to shareholders of record at the close of business on August 18, 2011.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. With the opening of its fourth office in Springfield in January 2011, the Bank now has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At June 30,	At June 30,
	2011	2010
Selected Financial Condition Data:	(In Thousands)

Total assets	$573,326	$585,575
Loans, net (a)	398,108	413,547
Securities	111,919	111,379
Deposits	417,255	420,060
Short-term borrowings, including repurchase agreements	7,233	6,806
Long-term debt	47,478	58,196
Total Stockholders' Equity	93,516	94,773
(a) Includes loans held for sale of $400,000 at June 30, 2011, and $933,000 at June 30, 2010.

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2011	2010	2011	2010
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$6,227	$6,862	$25,547	$27,557
Interest expense	1,738	2,239	7,631	9,740
Net interest income	4,489	4,623	17,916	17,817
Provision for loan losses	700	300	1,900	4,337
Net interest income after provision for loan losses	3,789	4,323	16,016	13,480
Non-interest income	663	662	2,561	2,554
Gain on sales/write-downs of securities and loans, net	40	100	375	181
Non-interest expense	4,452	4,193	17,079	17,101
Income (loss) before income tax expense	40	892	1,873	(886)
Income tax expense (benefit)	13	270	559	(533)
Net income (loss)	$27	$622	$1,314	$(353)

Basic earnings (loss) per share	$0.00	$0.10	$0.21	$(0.05)
Basic weighted average shares outstanding	6,222,026	6,476,949	6,247,438	6,528,355

Diluted earnings (loss) per share	$0.00	$0.09	$0.21	$(0.05)
Diluted weighted average shares outstanding	6,496,621	6,639,997	6,392,198	6,528,355

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2011	2011	2010	2010	2010
Selected Ratios:

Non-performing loans to total loans	1.55%	1.79%	2.15%	2.36%	1.37%
Non-performing assets to total assets	1.30%	1.40%	1.69%	1.74%	1.13%
Allowance for loan losses to non-performing loans	88.06%	71.70%	71.02%	67.08%	110.93%
Allowance for loan losses to total loans	1.37%	1.29%	1.53%	1.58%	1.52%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com